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                                                                   EXHIBIT 10(h)

                      COST SHARING AGREEMENT BY AND AMONG
                              FIRST BANK & TRUST,
                           FIRST COMMERCIAL BANK AND
                         FIRST COMMERCIAL BANCORP, INC.

         This Cost Sharing Agreement (the "Agreement") is made this _____ day of October, 1995, by and between First Bank & Trust, Santa Ana, California, a California banking corporation ("First Bank") and First Commercial Bank, Sacramento, California, a California banking corporation ("FC Bank"), (each a "Bank" and collectively the "Banks") and First Commercial Bancorp, Inc., a Delaware corporation ("First Commercial").

         WHEREAS First Bank is currently operating as a commercial and retail bank in the State of California, with offices in Walnut Creek and San Jose, California, as well as Orange County and Los Angeles County, California, and desires to share with First Commercial and FC Bank the costs, benefits and services of certain personnel, and

         WHEREAS FC Bank is currently operating as a commercial and retail bank in the State of California, with offices in Sacramento, Roseville, Concord, Campbell and San Francisco, California, and desires to share with First Bank the costs, benefits and services of certain personnel and purchase certain other services from First Bank,

         WHEREAS First Commercial is a registered Bank Holding Company, whose sole subsidiary is FC Bank, and desires to share with First Bank the costs, benefits and services of certain personnel and purchase certain other services from First Bank,

         WHEREAS First Bank is a wholly-owned subsidiary of First Banks, Inc., a Missouri corporation and a multi-bank and thrift holding company ("FB, Inc."), and

         WHEREAS FB, Inc. has acquired majority control of FC Bank,

         THEREFORE, in consideration of the premises and the mutual terms and provisions set forth in this Agreement, First Bank, First Commercial and FC Bank hereby agree as follows:

Services to be performed:

         First Bank shall undertake to perform certain services for the benefit of First Commercial and FC Bank, including, but not limited to those enumerated below, as and when requested by First Commercial or FC Bank, as the case may be, and approved by First Bank. These services will generally be provided by employees of First Bank, but may include services provided by external sources such as independent contractors or consultants retained by First Bank on behalf of itself and First Commercial and FC Bank, as the case may be. First Bank will prepare a monthly statement to First Commercial and FC Bank, respectively, indicating the nature of the services performed, the entity performing such services and the fees charged for such services.

         FC Bank shall undertake to perform certain services for the benefit of First Bank, including, but not limited to those enumerated below, as and when requested by First Bank and approved by FC Bank. These services will generally be provided by employees of FC Bank, but may include
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Cost Sharing Agreement, continued
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services provided by First Commercial as well as external sources such as independent contractors or consultants retained by FC Bank on behalf of itself and First Bank. FC Bank will prepare a monthly statement to First Bank indicating the nature of the services performed, the entity performing such services and the fees charged for such services.

         Notwithstanding anything else contained in this Agreement to the contrary, any such services provided by First Bank to either First Commercial or FC Bank or by FC Bank or First Commercial to First Bank pursuant to this Agreement shall be provided on terms and conditions, including audit standards, that are substantially the same, or at least as favorable to First Bank, First Commercial and FC Bank, as the case may be, as then prevailing at the time for comparable transactions with or not involving other non-affiliated companies, or in the absence of comparable transactions, on terms and under circumstances, including audit standards, that in good faith would be offered to, or would apply to, non-affiliated companies.

         Services performed by employees of First Bank will be billed to First Commercial or FC Bank, as the case may be, and services performed by employees of FC Bank will be billed to First Bank, on the most appropriate basis for the type of service provided. For loan officers engaged in the development of new business and marketing, charges will be based on the aggregate loan volume assigned to each officer for each Bank. Generally, services provided by other employees will be charged on the basis of hours required to perform the services using hourly rates established for each employee. Hours billed for exempt employees will be charged based on a maximum of eight hours per day, forty hours per week. Hours billed for non-exempt employees will be charged based on actual hours worked, including any overtime hours for which such employee may have been paid.

         The base rates will be established by dividing each such employee's annualized wages, excluding any overtime compensation by 1,864 hours per year. This amount will be increased by 20% to compensate for the cost of fringe benefits, payroll taxes and the cost of premises, equipment, supplies and other expenses incurred by each Bank on behalf of the employee. Rates for overtime hours of non-exempt employees will be calculated at 150% or 200% of the employee's base rate as may be appropriate for the hours charged.

         Services provided by external sources will be charged at cost. The allocation of costs between the Banks will generally be on the basis of hours expended for each Bank, unless another basis is determined mutually by the Banks to be more appropriate for the particular service and charge.

Included in the services to be provided will be the following:

1. Lending:
         a. Loan and business development
         b. Loan administration and support
         c. Loan collection and workout
         d. Other lending activities
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Cost Sharing Agreement, continued
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2. Human resources:
         a. Human resources administration
         b. Records and compliance
         c. Employee recruiting and training
         d. Payroll administration and benefits
         e. Other human resources activities
3. Branch administration:
         a. Branch operations
         b. Customer service and training
         c. Data capture and item processing
         d. Other branch administration activities

         Travel expenses incurred in connection with the performance of services will be charged to each Bank based on the expense reports received from the employees. Travel time, or other non-productive time, will not be charged to the Banks.

Billing of fees:

         Each Bank shall prepare and submit to the other Bank a monthly bill for services rendered in sufficient detail to provide that Bank a basis for evaluating the cost/benefit of items charged. It shall be the responsibility of the Bank preparing the statement to maintain time reports, worksheets and summaries supporting the amounts billed. Such documentation will be furnished to the other Bank, and/or its examiners or auditors upon request.

         Amounts billed will be payable to the billing Bank by either a direct payment or offsetting it against a reciprocal bill submitted to that Bank after written approval of payment thereof by the Bank being billed. If either Bank disputes the amounts billed, such Bank will provide to the billing Bank a written explanation of its disagreement and a solution for resolving the dispute. If the Banks are unable to reach an agreement with respect to the disputed items, the disagreement will be resolved by a decision between the Presidents of the Banks. Payments will be due by the last day of the month following the month in which the services were performed. Cost sharing statements will be provided to the other Bank at least five working days prior to payment.


General:

         Each Bank shall make available to the other Bank all records, facilities and personnel reasonably necessary to enable it to perform the services required, which records and other materials shall be returned to that Bank when the services are completed. The Bank performing the services shall furnish the necessary forms and instructions to the other Bank's personnel.
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Cost Sharing Agreement, continued
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         Each Bank shall give the same care to the other Bank's work as it gives to its own work. However, neither Bank shall warrant the work free of error, and each Bank shall be liable only for its own gross negligence or willful misconduct.

         The services performed under this Agreement by each Bank will be subject to the regulations and examination of the federal or state agencies having supervisory jurisdiction over the Bank to the same extent as if such services were being performed solely by the Bank on its own premises. The provisions of this Agreement are subject to the approval, modification, regulation or ruling of any governmental agency having jurisdiction over each Bank, First Commercial, First Banks or its affiliates. This Agreement shall be binding upon the parties and their successors or assigns, and may only be amended or modified by a writing executed by the parties hereto.

         Each Bank will hold in confidence, during the term and following the termination of this Agreement, all information relating to the other Bank's assets, liabilities, business or affairs, or those of any of its customers, which such Bank may receive in the course of rendering the services hereunder and shall return all confidential information obtained during the performance of the Agreement to the other Bank upon termination of the Agreement. Each Bank will make the same effort to safeguard such information as it does to protect its own proprietary data.

         The term of the Agreement is for one year, but it shall be automatically renewable for additional periods of one year each unless any party hereto shall give thirty (30) days' written notice of termination prior to the end of any term to the other parties hereto.

         IN WITNESS WHEREOF, the parties hereto have, by their duly authorized officers executed this Agreement this ___ day of October, 1995.

FIRST BANK AND TRUST

By
Its

FIRST COMMERCIAL BANK

By
Its

FIRST COMMERCIAL BANCORP, INC.

By
Its